Exhibit 99.2

FOR IMMEDATE RELEASE	NR14-13

Dynegy Prices Common Stock and Mandatory Convertible Preferred Stock Offerings

HOUSTON, TX (October 7, 2014) — Dynegy Inc. (NYSE:DYN) has priced its previously announced concurrent underwritten public offerings of 22,500,000 shares of common stock at $31.00 per share and 4,000,000 shares of mandatory convertible preferred stock with a purchase price and liquidation preference of $100.00 per share. In addition, the underwriters in each respective offering have been granted an option to purchase up to 3,375,000 additional shares of common stock and up to 600,000 additional shares of mandatory convertible preferred stock. The common stock offering and the mandatory convertible preferred stock offering are separate public offerings by means of separate prospectus supplements and are not contingent on one another.

Unless converted earlier, each share of mandatory convertible preferred stock will convert automatically on November 1, 2017, into between 2.5806 and 3.2258 shares of Dynegy common stock, subject to customary anti-dilution adjustments. The number of shares of common stock issuable upon conversion will be determined based on the average volume weighted average price (VWAP) per share of Dynegy common stock over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.

Dividends on the shares of mandatory convertible preferred stock will be payable on a cumulative basis when, as and if declared by Dynegy’s board of directors, at an annual rate of 5.375% on the liquidation preference of $100.00 per share. The dividends may be paid in cash or, subject to certain limitations, in shares of Dynegy common stock or any combination of cash and shares of common stock on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2015, and to, and including, November 1, 2017.

The net proceeds from the common stock offering and the mandatory convertible preferred stock offering will be approximately $676.6 million and $388.0 million, respectively, in each case after deducting underwriting discounts and commissions and before estimated offering expenses payable by Dynegy and subject to customary closing conditions. Dynegy expects to use the net proceeds from the offerings to finance a portion of the purchase prices for the previously announced acquisitions of the ownership interests in certain Midwest generation assets from Duke Energy Corp. and ownership interests in EquiPower Resources Corp. and Brayton Point Holdings, LLC from Energy Capital Partners.

Morgan Stanley, Barclays, Credit Suisse, RBC Capital Markets and UBS Investment Bank are acting as joint book-running managers for the offerings. Co-managers for the offerings are BNP PARIBAS, BofA Merrill Lynch, Credit Agricole CIB, Deutsche Bank Securities, J.P. Morgan, MUFG and SunTrust Robinson Humphrey.

The offerings are being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC). The offerings may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus relating to the offerings may be obtained by contacting:

Morgan Stanley

180 Varick Street

New York, New York 10014

Attention: Prospectus Department

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Email: barclaysprospectus@broadridge.com

Telephone: (888) 603-5847

Credit Suisse

Attn: Prospectus Department

One Madison Avenue

New York, NY 10010

Email: newyork.prospectus@credit-suisse.com

Telephone: (800) 221-1037

RBC Capital Markets

Attn: Equity Syndicate

Three World Financial Center

200 Vesey Street, 8th Floor

New York, NY 10281

Email: equityprospectus@rbccm.com

Telephone: (877) 822-4089

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, NY 10171

Telephone: (877) 827-7275

The preliminary prospectus supplement and accompanying prospectus has been filed with the SEC and is available at the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,078 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants. The Illinois Power Holdings, LLC portfolio consists of approximately 4,062 megawatts of primarily coal-fired baseload power plants. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois.

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. Dynegy has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, Dynegy’s ability to complete the offering, our anticipated use of proceeds from the offering, and our ability to close the proposed acquisitions. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include prevailing market conditions and other factors. For more information about potential risk factors that could affect Dynegy and its results, we refer you to the information contained in the prospectus supplement for this offering and the risk factors filed as Exhibit 99.2 to our Current Report on Form 8-K, filed October 6, 2014 and summarized in our Form 10-K for the year ended December 31, 2013 and in our Forms 10-Q for the quarters ended March 31, 2014 and June 30, 2014. Dynegy undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466